EXHIBIT 99

AVIATION SALES COMPANY TO ACQUIRE TRIAD INTERNATIONAL MAINTENANCE COMPANY ("TIMCO") FOR $70 MILLION

MIAMI--(BUSINESS WIRE)--Aug. 11, 1998--Aviation Sales Company (NYSE:AVS) today announced that it has executed a definitive agreement with Primark Corporation (NYSE/PSE: PMK) to acquire Triad International Maintenance Company ("TIMCO"). Under the terms of the acquisition agreement, AVS will pay $70.0 million in cash, subject to adjustment, to acquire TIMCO. Consummation of the acquisition is subject to certain conditions, including the receipt of governmental approvals. TIMCO had revenues of $113.3 million and $72.0 million, respectively, for the 1997 fiscal year and the six months ended June 30, 1998. The acquisition, which is expected to close by October 15, 1998, is expected to be slightly accretive to earnings in fiscal 1998 and should add $0.10 to $0.15 to diluted earnings per share in fiscal 1999. TIMCO, based in Greensboro, North Carolina operates an FAA licensed repair station specializing in the overhaul of widebody aircraft.

Dale S. Baker, the Company's Chairman and CEO stated: "We are extremely excited about the acquisition of TIMCO, as it positions us to be a major force in the $17 billion North American aircraft maintenance market. It is the perfect complement to our Aero Corp. operations. Together, TIMCO and Aero Corp. have approximately 1.4 million square feet of hangar space, making AVS one of the largest providers of aircraft maintenance services in North America."

"Our Aero Corp. operation is a high quality provider of heavy aircraft maintenance, but has been primarily focused on narrow body aircraft. We knew when we completed the acquisition of Aero Corp. on July 31, 1998 that AVS could provide the parts and back shop support needed to make a dramatic difference in Aero Corp's performance, but that we lacked the engineering capabilities and widebody experience required to provide total aircraft maintenance solutions to meet all of our customer's Maintenance, Repair and Overhaul ("MR&O") requirements. TIMCO is widely recognized within the MR&O industry as one of the best widebody aircraft maintenance companies in the world. They bring not only an outstanding reputation and top quality customer list to AVS, but also the widebody experience and the engineering capability that we knew we needed. Putting Aero Corp., TIMCO and AVS, together ideally positions us to provide Total Maintenance Solutions to our customers."

Aviation Sales Company is a recognized worldwide leader in the aircraft spare parts manufacturing, maintenance, repair and overhaul and redistribution market, selling parts for Boeing, McDonnell Douglas, Lockheed and Airbus aircraft, and Pratt & Whitney, General Electric and Rolls Royce jet engines. Offering inventory management services, including purchasing services, repair management, warehouse management, aircraft disassembly services and consignment and leasing of aircraft spare parts, Aviation Sales Company is a leader in Total Inventory Solutions(R) designed to meet the diverse needs of its customers. Aviation Sales Company also manufactures certain aircraft parts for

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sale to original equipment manufacturers, including precision engine parts, and provides aircraft and aircraft part repair services at its FAA licensed repair facilities.

This press release contains forward-looking statements, which involve risks and uncertainties, including risks associated with the successful integration of the combined businesses and the realization of commercial synergies, among other matters. Aviation Sales' actual future results could differ materially from the results anticipated herein. For further information, please see Aviation Sales' Annual Report of Form 10-K, as amended for the 1997 fiscal year.

     CONTACT: Aviation Sales Company, Miami
              Dale S. Baker, Chairman/Chief Executive Officer
              305/599-6619
              Joseph E. Civiletto, Chief Financial Officer
              305/599-6693
              Home Page Address: http://www.avsales.com
              Corporate News on the Net:
              http://www.businesswire.com/cnn/avs.htm
                      or
              Morgen-Walke Associates, New York
              June Filingeri/Jennifer Angell
              Media contact: Miriam Adler
              212/850-5600

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